EXHIBIT 5.1










                                  June 26, 2001







ANADIGICS, Inc.
35 Technology Drive
Warren, New Jersey  07050

Ladies and Gentlemen:

     We have acted as counsel to ANADIGICS, Inc., a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to up to 3,650,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), of the Company reserved for issuance under the Company's 1997 Long-Term Incentive and Share Award Plan for Employees and the Company's Employee Stock Purchase Plan (together, the "Plans").

     We wish to advise you that in our opinion the shares of Common Stock covered by the aforesaid Registration Statement, when issued pursuant to the Plans (assuming that the exercise price with respect to options will in every case be not less than the par value of such shares), will be legally issued, fully paid and nonassessable and no personal liability will be attached to the ownership thereof.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the aforesaid Registration Statement.


                                           Very truly yours,



                                           /S/  CAHILL GORDON & REINDEL
                                           ----------------------------
                                           CAHILL GORDON & REINDEL